SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 23, 2010

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Eduardo Castro-Wright, age 55, current vice chairman of Wal-Mart Stores, Inc. (the “company”), has been appointed president and chief executive officer, global.com and global sourcing of the company and will be transitioning through August 1, 2010. Mr. Castro-Wright will continue to serve as vice chairman and report to the company’s president and chief executive officer. Prior to this appointment, Mr. Castro-Wright served as vice chairman of the company, with primary responsibility for Walmart U.S. and the company’s global procurement operation since November 2008. Previously, Mr. Castro-Wright served as executive vice president, president and chief executive officer of Walmart U.S. from September 2005 to November 2008. From February 2005 to September 2005, he served as executive vice president and chief operating officer, Walmart U.S. Prior to joining Walmart U.S., Mr. Castro-Wright served as president and chief executive officer of Wal-Mart de Mexico beginning in December 2002.

William S. Simon, age 50, an executive vice president of the company, has been appointed president and chief executive officer, Walmart U.S., effective immediately. Mr. Simon, as an executive vice president of the company, will report to the company’s president and chief executive officer in his new position. Prior to this appointment, Mr. Simon served as executive vice president and chief operating officer, Walmart U.S. since April 2007. Mr. Simon joined the company in March 2006 as executive vice president of professional services and new business development for the company’s Walmart U.S. division. Previously, Mr. Simon served as senior vice president of global business development for Brinker International, an owner, operator and franchisor of restaurants, from February 2005 to March 2006. From May 2003 to February 2005, Mr. Simon served as secretary of the Florida Department of Management Services, appointed by then-Governor Jeb Bush where he was responsible for the state’s operations and administrative functions, including health care benefits, human resources, the Florida retirement system and facilities management. Mr. Simon is also a retired officer from the U.S. Navy and Navy Reserves after 25 years of service.

The company entered into a post-termination agreement and covenant not to compete with Mr. Castro-Wright in January 2010, and with Mr. Simon in March 2010 (the “Noncompete Agreement(s)”). The Noncompete Agreements are substantially similar to the form of post-termination agreement and covenant not to compete that is attached as Exhibit 10(p) to the company’s Form 10-K filed on March 30, 2010. The Noncompete Agreements prohibit Mr. Castro-Wright and Mr. Simon, for a period of two years following termination of employment with the company for any reason, from participating in a business that competes with the company and from soliciting the company’s associates for employment. The Noncompete Agreements also provide that, if Mr. Castro-Wright or Mr. Simon is terminated from the company for any reason, other than for a violation of the company’s policies, the company will continue to pay the terminated officer’s base salary for two years following termination of employment. As consideration for executing the Noncompete Agreement, Mr. Castro-Wright received a grant of 37,016 shares of performance-based restricted stock. As consideration for executing the Noncompete Agreement, Mr. Simon received a grant of 35,772 shares of restricted stock.

The following disclosure is provided under Item 404(a) of Regulation S-K: during a portion of the fiscal year ended January 31, 2010 (“fiscal 2010”), Mauricio Castro-Wright, the brother of Mr. Castro-Wright, served as a format manager at Distribución y Servicio D&S S.A., the company’s Chilean subsidiary. For fiscal 2010, the company paid Mauricio Castro-Wright a salary of $196,943, other benefits having a value of approximately $291,049 (including payments related to his expatriate assignment of $271,998, insurance premiums of $9,848, and vacation pay of $9,203), and a bonus of $197,582. For Mauricio Castro-Wright’s performance in fiscal 2010, he also received a grant of 691 restricted stock rights. In connection with the termination of Mauricio Castro-Wright’s employment with the company as of December 14, 2009, the company made a one-time severance payment of $402,214 to him.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated June 29, 2010 announcing the appointment of Eduardo Castro-Wright as President and Chief Executive Officer, Global.com and Global Sourcing and the appointment of William S. Simon as President and Chief Executive Officer, Walmart U.S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2010

WAL-MART STORES, INC.

By:	/s/ Jeffrey J. Gearhart
Jeffrey J. Gearhart
Executive Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated June 29, 2010 announcing the appointment of Eduardo Castro-Wright as President and Chief Executive Officer, Global.com and Global Sourcing and the appointment of William S. Simon as President and Chief Executive Officer, Walmart U.S.

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